Execution Copy 1 {Clients/1032/4927-0541-0892-v1} EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (“Agreement”) originally entered into on March 11, 2020, by and between Provident Financial Services, Inc., a Delaware corporation (the “Company”), and Anthony J. Labozzetta (“Executive”) is hereby amended and restated in its entirety effective June 26, 2025 (“Effective Date”). References to the “Bank” mean Provident Bank, a New Jersey chartered savings bank and wholly owned subsidiary of the Company. The Company and the Bank are sometimes collectively referred to herein as the “Employers.” Background A. The Company and the Bank wish to employ the Executive on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on the terms and conditions provided herein. B. The Company and the Bank wish to encourage the Executive to devote his full time and attention to the faithful performance of his responsibilities and pursuing the best interests of the Company and the Bank. C. The Company and the Bank employ the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company’s Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information (“Company’s Business,” “Customers” and “Confidential Information” are defined in Section 11 below). NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows: 1. Term and Annual Renewal. The term of this Agreement shall begin on the Effective Date, and shall continue through June 26, 2028. Commencing on June 26, 2028, the term shall continue for a period of twelve (12) months and on each June 26 thereafter, the term of this Agreement shall be extended by twelve (12) months, such that the remaining terms shall be twelve (12) full calendar months, unless the Company or the Executive shall have provided notice to the other party at least sixty (60) days before such June 26 date that the term shall not be extended. The period during which the Executive is employed by the Company and the Bank pursuant to this Agreement, including all extensions thereof, is hereinafter referred to as the “Term.” Notwithstanding the preceding provisions of this Section, if a Change of Control occurs during the Term, the Term shall not end before the second anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect. 2. Position and Duties. At all times during the Term, the Executive shall (i) serve as President and Chief Executive Officer of the Company and the Bank and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions and as maybe set forth in the bylaws of the Company and the Bank, as well as any other reasonable duties as may be assigned to him from time to time from the board of directors of the Company (“Company Board”) and the board of directors of the Bank (“Bank Board”), and (ii) diligently and conscientiously devote substantially all of his business time, energy, and ability to his duties and the business of the Company and the Bank and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Bank Board, and (iii) comply with all directions from the Company Board and the Bank Board (other than directions that would require an illegal or unethical act or omission) and all applicable policies and

{Clients/1032/4927-0541-0892-v1} 2 regulations of the Company and the Bank. Executive shall report directly to the Company Board and Bank Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Bank Board (not to be unreasonably withheld) act or serve as a director, trustee, committee member, or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Bank Board, and (b) purchase or own less than two percent (2%) o f the publicly traded securities of any entity which has the potential to be a competitor of the Company or the Bank or an unlimited ownership interest in any entity which is not similar to and does not have the potential to compete with the Company or the Bank; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (a) and (b), in each case and in the aggregate, do not materially interfere with the performance of the Executive’s material duties and responsibilities as provided hereunder. The Executive has disclosed all such business, civic, and charitable organizations for which he serves as of the Effective Date, and it is hereby acknowledged that, as of the Effective Date, the same do not currently conflict with, and are not expected to interfere with, the Executive’s duties hereunder. The Executive is the most senior executive officer of the Company and the Bank. The Executive’s duties for the Company and the Bank include responsibility for managing the business, operations, and affairs of the Company and the Bank, including the implementation of strategic goals and objectives, subje ct to supervision and oversight by the Bank Board and the Company Board or the committee of either such board of directors authorized to act on such board’s behalf. For purposes of this Agreement, all references to either the Company Board or the Bank Board shall be deemed to include references to all such committees. The Executive shall be responsible overall for the conduct of the business of the Company and the Bank. During the Term, the Executive shall serve as a member of the Company Board and the Bank Board and shall not receive any additional compensation for services as a member of such boards. Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation. 3. Compensation, Benefits and Expenses. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit to the Executive. (a) Base Salary. The Company or the Bank shall pay Executive as compensation a salary at an annual rate not less than one million dollars ($1,000,000) per year (“Base Salary”). Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and the Executive’s Base Salary may increase, but not decrease (except a decrease that is generally applicable to all executive officers). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” The Executive’s Base Salary shall include amounts of compensation deferred by Executive under tax-qualified and non-tax-qualified plans maintained by the Company and the Bank. (b) Bonus and Incentive Compensation. Executive will be entitled to participate in any bonus plans, incentive compensation or arrangements made available by the Employers to senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Such incentive compensation will be paid in cash or stock in accordance with the terms of such plans or arrangements, or on a discretionary basis as determined by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement. (c) Long-Term Equity Incentive Awards. Executive will be granted the opportunity to earn long-term equity incentive awards pursuant to any Company long-term equity incentive plan (“LTIP”) made available by the Company or the Bank to senior executives, subject to and on a basis consistent with the terms, conditions, performance goals and overall administration of such LTIP. Nothing paid to

{Clients/1032/4927-0541-0892-v1} 3 Executive under any such LTIP will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement. (d) Employee Benefits. Executive will be entitled to participate in or receive benefits under all other employee benefit plans, programs, arrangements and practices in which Executive was participating or otherwise deriving benefit immediately prior to the Effective Date, including but not limited to tax-qualified plans, non-qualified deferred compensation plans or supplemental retirement agreements, medical plan, dental plan, vision plan, life insurance plan, short-term and long-term disability plans, fringe benefit arrangements, and executive perquisite arrangements (including, but not limited to, automobile and club memberships and dues (as noted below) maintained by the Company and the Bank) (collectively, the “Benefit Plans”). During the Term, the Executive will also be entitled to participate in or receive benefits under any employee benefit plan, program, arrangement or practice made available by the Company or the Bank in the future to all senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. (e) Vacation and Other Paid Leave. Executive shall be entitled to paid vacation time each year during the Term measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as paid time off, holidays and other paid absences in accordance with the Bank’s polic ies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time. (f) Business Expenses. The Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures for senior executives. In addition, the Bank shall provide the Executive with exclusive use of an automobile suitable to Executive’s position, and such automobile may be used by Executive in carrying out his duties under this Agreement. Executive shall be responsible for the payment of any taxes associated with the personal use of the automobile, if any. The Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil. The Bank will also continue to pay all fees, membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at Arcola Country Club, Paramus, New Jersey, as well as such other clubs and organizations and such other expenses as Executive and the Board shall mutually agree are necessary and appropriate for business purposes . (g) Indemnification. The Bank and the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at their expense and each such party shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements. 4. Termination of Employment. (a) Subject to its payment obligations under this Section and Section 5 or 6, if applicable, the Company and the Bank may terminate the Executive’s employment with the Company and the Bank and this Agreement at any time, with or without Cause (as defined in subsection (b) below), by providing at least thirty (30) days prior written notice (with the exception of a termination for Cause, for which no prior

{Clients/1032/4927-0541-0892-v1} 4 written notice is required) setting forth the provision of the Agreement under which the Company and the Bank intend to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. The Executive may voluntarily terminate his employment with the Company and the Bank and this Agreement at any time, with or without Good Reason (as defined in subsection (c) below), by providing at least thirty (30) days prior written notice to the Company and the Bank setting forth the provision of the Agreement under which the Executive intends to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. Upon termination of the Executive’s employment and this Agreement during the Term, the Executive shall be entitled to the following in addition to any benefits payable under Section 5 or 6, as applicable, and shall have no further rights to any compensation or any other benefits from the Company or the Bank or any other affiliate of the Company: (i) Any earned but unpaid Base Salary through the effective date of the Executive’s termination of employment with the Company and the Bank (the “Termination Date”), paid in accordance with Section 3(a). (ii) Provided that the Executive applies for reimbursement in accordance with the Bank’s established reimbursement policies (within the period required by such policies but under no circumstances less than thirty (30) days after his Termination Date), the Bank shall pay the Executive any reimbursements to which he is entitled under such policies. (iii) Any benefits (other than severance) payable to the Executive under any of the Company and Bank Benefit Plans or programs shall be payable in accordance with the provisions of those plans or programs. (iv) Notwithstanding (iii) above, any earned and unpaid Annual Bonus for any completed fiscal year prior to the Termination Date, as well as other vested and accrued incentive compensation, as of the Termination Date. (v) All rights to indemnification and directors’ and officers’ liability insurance provided under Section 3(g). For purposes of this Agreement, Section 4(a)(i) through (v) above constitute the “Standard Termination Entitlements.” Unless otherwise provided by the applicable Benefit Plans, the Standard Termination Entitlements, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s Termination Date. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Company Board or Bank Board or of any other affiliate of the Company. (b) For purposes of this Agreement, “Cause” means the occurrence of any of the following during the Term: (i) the Executive’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Company or the Bank or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;

{Clients/1032/4927-0541-0892-v1} 5 (ii) the Executive’s material failure to perform the duties of his employment with the Company or the Bank (except in the case of a termination of the Executive’s employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Bank specifying such failure in detail; (iii) the Executive’s willful failure to comply with any valid and legal written directive of the Company Board or the Bank Board; (iv) the Executive’s willful and material violation of the Company’s or the Bank’s Code of Business Conduct and Ethics which results in material harm to the Company or the Bank; (v) the Executive’s failure to follow the policies and standards of the Company, the Bank or any affiliate of the Company or the Bank as the same shall exist from time to time, provided that the Executive shall have received written notice from the Company or the Bank or the relevant affiliate of such failure and such failure shall have continued or recurred for thirty (30) days following the date of such notice; (vi) the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Bank or any other affiliate of the Company that the Executive’s employment with the Company or the Bank be terminated; or (vii) the Executive’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Company or the Bank and the failure to correct such violation within thirty (30) days after receipt of written notice from the Bank specifying such breach in detail. For purposes of this definition, no act or failure to act shall be considered “willful” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Company’s and Bank’s best interests. (c) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following during the Term without the express written consent of the Executive: (i) a material reduction in the Executive’s Base Salary or annual target bonus opportunity under the Company’s Executive Annual Incentive Plan (or any successor plan thereto) or target equity award opportunity under the Company’s long-term incentive plan (or any successor plan thereto), except for reductions proportionate with similar reductions to all other members of the senior executive team; (ii) a change in the primary location at which the Executive is required to perform the duties of his employment with the Company and the Bank to a location that is more than twenty- five (25) miles from the location of the Bank’s headquarters on the Effective Date (unless such change is closer to the Executive’s principal residence at the time of such relocation) ; (iii) a material change in Executive’s functions, duties or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in Section 2 of this Agreement, to which Executive does not consent in writing (and any such material change not agreed to in writing shall be deemed a continuing breach of this Agreement);

{Clients/1032/4927-0541-0892-v1} 6 (iv) a material reduction in Executive’s benefits and perquisites except for any reduction that is part of an employer-wide reduction in benefits by the Bank or the Company as part of a good faith, overall reduction or elimination applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law) or (v) a material breach of this Agreement. (d) Voluntary Termination by Executive. Executive may voluntarily terminate his employment during the Term upon at least thirty (30) days prior written notice to the Company’s Board. In its discretion, the Company’s Board may accelerate the Executive’s date of termination. Upon Executive’s voluntary termination, the Company’s sole obligation under this Agreement will be to pay or provide the Executive any Standard Termination Entitlements. Following Executive’s voluntary termination of employment under this Section 4(d), Executive will be subject to the requirements and restrictions set forth in Sections 11 through 21 of this Agreement (but excluding Section 18 of this Agreement). 5. Non-Change of Control Severance Benefit. (a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section 5, the Bank shall provide the Executive with the payments and benefits set forth in this Section 5 if, during the Term and before the occurrence of a Change of Control, either (1) the Company and the Bank terminate the Executive’s employment with the Company and the Bank and this Agreement other than pursuant to Section 8, or (2) the Executive terminates his employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 9. Notwithstanding the preceding provisions of this subsection (a), the Executive shall not be entitled to severance benefits pursuant to this Section 5 if he is entitled to severance benefits pursuant to Section 6. Any amount payable to the Executive pursuant to this Section 5 is in addition to amounts already owed to the Executive by the Bank and is in consideration of the covenants set forth in this Agreement and/or the Release. (b) The Bank shall pay to the Executive an amount equal to two (2) times the sum of: (i) Executive’s Base Salary as of the Termination Date; and (ii) the cash incentive that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the target incentive opportunity has not yet been determined), with such amount paid as salary continuation in substantially equal installments over the twenty-four (24) month period following the Termination Date in accordance with the Bank’s customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (i.e., as if the Executive were still employed and receiving Base Salary pursuant to Section 3(a) of this Agreement), except that the first payment shall be made within 60 days following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date. (c) If the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for himself, his spouse, and any other eligible dependents, the Bank shall reimburse the Executive in an amount equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage. Executive shall be eligible to receive such reimbursement until the earliest of: (i) twenty-four (24) months; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. If the Bank cannot provide one or more of the benefits set forth in this paragraph because the Executive is no longer an employee, applicable rules and regulations prohibit

{Clients/1032/4927-0541-0892-v1} 7 such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits (at 100% of the COBRA premium rate) or the value of the remaining benefits (at 100% of the COBRA premium rate) at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30 th day after the later of: (i) the Termination Date; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. (d) The treatment of any outstanding equity awards granted under the terms of the Company’s equity plan(s) (“Equity Plan”) shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such equity awards. 6. Change of Control Severance Benefit. (a) Subject to (i) the expiration of any applicable waiting periods contained herein, and (ii) the following provisions of this Section 6, the Bank shall provide the Executive with the payments and benefits set forth in this Section 6, in lieu of severance payments or benefits under Section 5, if, during the Term and concurrent with or within twenty-four (24) months after a Change of Control (as defined in subsection (g) below), either (A) the Company and the Bank terminate the Executive’s employment with the Company and the Bank and this Agreement other than pursuant to Section 8, or (B) the Executive terminates his employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 9. (b) Within 60 days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an amount equal to three (3) times the sum of: (i) the Executive’s annual Base Salary, at the greater of: (x) the Base Salary in effect on the Change of Control Date (as defined in subsection (h) below) or (y) his Termination Date, and (ii) the cash incentive that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the Termination Date occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined) . (c) Within 60 days following the Termination Date, the Bank shall pay to the Executive a single lump sum cash payment in an amount equal to thirty-six (36) times the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date less the active employee charge for such coverage in effect on the Termination Date. In addition, Executive shall receive a lump sum cash payment in an amount equal to the Bank’s cost (at active employee rates) equal to thirty-six times the Bank’s monthly charge in effect on the Termination Date for life and disability insurance coverage for the Executive. (d) The treatment of any outstanding equity awards granted under the Equity Plans shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such awards. (e) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments (as defined in Section 7) to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder) equal to or greater than Executive’s Parachute Payment Limit (as defined in Section 7), the provisions of Section 7 shall apply as if set out in this Section 6.

{Clients/1032/4927-0541-0892-v1} 8 (f) For purposes of this Agreement, “Change in Control” means the first occurrence of any of the following events during the Term: (i) consummation of a transaction that results in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which: (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d -3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51 % of the securities entitled to vote generally in the election of directors of the Company; (ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition; (iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution; (iv) the occurrence of any event if, immediately following such event, members of the Company’s Board who belong to any of the following groups do not constitute at least a majority of the Company’s Board: (A) individuals who were members of the Company’s Board on the Effective Date; or (B) individuals who first became members of the Company’s Board after the Effective Date either: (I) upon election to serve as a member of the Company’s Board by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or (II) upon election by the shareholders of the Company to serve as a member of the Company’s Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual’s election or nomination did not

{Clients/1032/4927-0541-0892-v1} 9 result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company’s Board; or (v) any event which would be described in Section 6(b)(i), (ii), (iii), (iv), or (v), if the term “Bank” were substituted for the term “Company” therein and the term “Bank’s Board” were substituted for the term “Company’s Board” therein. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 6, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d) of the Exchange Act. To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5). (g) For purposes of this Agreement, “Change of Control Date” means the date on which a Change of Control occurs. 7. Tax Matters. (a) If the Executive’s employment is terminated following a Change in Control, the non-competition and non-solicitation restrictions set forth in Sections 14 and 15 of this Agreement shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than one year or exceed two years. The Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 14 and 15 of this Agreement have value, and (ii) the value shall be recognized in any calculations the Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 6 of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Sections 14 and 15 of this Agreement (the “Appraised Value”). The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in Section 6(f). The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A -40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value. (b) After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to Section 6 of this Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the

{Clients/1032/4927-0541-0892-v1} 10 Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement. (c) Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 7 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and the Executive (the “Firm”) whose determination will be conclusive and binding on all parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and the Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) the Executive notice to that effect (and a copy of the detailed calculations thereof) and, to the extent consistent with Section 409A of the Code, the Executive may determine which benefits are to be reduced. All determinations made under this Section 7 shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Termination Date. 8. Termination of Employment for Cause or Death; Disability Payments. (a) Cause. The Company and the Bank may initiate the termination of the Executive’s employment with the Company and the Bank and this Agreement for Cause at any time. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds (2/3) majority of all of the members of the Company Board and Bank Board at a meeting of each such board called and held for that purpose, finding that in the good faith opinion of such board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause except as provided in Section 4 of this Agreement. (b) Death. If the Executive dies before the termination of his employment with the Company and the Bank, his employment and this Agreement shall terminate automatically on the date of his death. In the case of a termination of the Executive’s employment with the Company and the Bank on account of death, (i) the Executive shall remain entitled to life insurance benefits pursuant to the Bank and Company plans, programs, arrangements and practices in this regard, (ii) the Bank shall pay the Executive’s beneficiary (as such beneficiary is specified under the Bank’s 401(k) retirement plan) any Standard Termination Entitlements and (iii) the Executive shall not be entitled to severance benefits or payments pursuant to Sections 5 or 6. (c) Disability Payments. (i) Termination of Executive’s employment based on “Disability” shall mean

{Clients/1032/4927-0541-0892-v1} 11 termination because of any permanent and total physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Company, the Bank or any subsidiary or, if no such plan applies, which would qualify Executive for disability benefits under the Federal Social Security System, provided, however, that solely to the extent necessary to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Disability” shall satisfy the requirements of the Section 409A of the Code. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by the Bank or the Company, if any. (ii) In the event of Executive’s Disability, the Company will be entitled to terminate this Agreement, and Executive will be entitled to: (1) any Standard Termination Entitlements; and (2), as disability pay, a bi-weekly payment equal to seventy-five percent (75%) of Executive’s bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (1) the date Executive returns to the full-time employment with the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank or the Company; (2) Executive’s full-time employment by another employer; (3) Executive attaining the age of 65; or (4) Executive’s death. The disability payments shall be reduced by the amount, if any, paid to Executive under any plan of the Bank or the Company providing disability benefits to Executive. In lieu of the foregoing, in the sole discretion of the Company and the Bank, the Company or Bank may assist Executive in purchasing a supplemental disability policy owned by Executive which would provide a disability benefit, when aggregated with any benefit payable under any plan of the Bank or Company, that would provide after-tax income equal to fifty percent of Executive’s bi-weekly rate of Base Salary. In such case, the premiums for the supplemental disability policy would be fully paid by the Company or the Bank. (iii) If the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to COBRA, the Bank shall reimburse the Executive in an amount equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the date Executive is no longer eligible to receive COBRA continuation coverage; or (ii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. 9. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following the initial occurrence of such event, provide the Bank Board with a written notice of termination specifying the event of Good Reason and notifying the Company and the Bank of his intention to terminate his employment with the Company and the Bank upon the Company’s and the Bank’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Company and the Bank fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s employment with the Company and the Bank and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in Section 4 and Section 5 or 6, as applicable.

{Clients/1032/4927-0541-0892-v1} 12 10. Withholding and Taxes. The Company and the Bank may withhold from any payment made hereunder (i) any taxes that the Company or the Bank reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Company or the Bank is authorized to withhold. Except for employment taxes that are the obligation of the Company or the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement. 11. Use and Disclosure of Confidential Information. (a) The Executive acknowledges and agrees that (i) by virtue of his employment with the Company and the Bank, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Company and the Bank have devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company or the Bank, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Company and the Bank, he has a duty of fidelity, loyalty, and trust to the Company and the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company or the Bank, Customers, Prospective Customers, or vendors or suppliers of the Company of the Bank, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Company and the Bank. The Executive shall follow all Company and Bank policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information. (b) For purposes of this Agreement, “Confidential Information” means the following: (i) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or (ii) trade secrets of the Company or the Bank. Confidential Information also includes, but is not limited to: (1) information about Company or Bank employees; (2) information about the Company’s or the Bank’s compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Company or the Bank; (4) Customer and Prospective Customer identities,

{Clients/1032/4927-0541-0892-v1} 13 lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Company’s or the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Company’s or the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company or the Bank in a manner not available to the public or for a purpose beneficial to the Company or the Bank. (c) For purposes of this Agreement, “Company’s Business” means, collectively, the products and services provided by the Company or the Bank or any other affiliate of the Company, including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services. (d) For purposes of this Agreement, “Customer” means a person or entity Executive had direct contact on behalf of the Company or the Bank at any time during the period of the Executive’s employment with the Company and the Bank. (e) For purposes of this Agreement, “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Company’s or the Bank’s sales or marketing activities during the one- year period preceding the termination of the Executive’s employment with the Company and the Bank. (f) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Company and the Bank. 12. Nondisparagement. Executive will refrain from taking actions or making statements, written or oral, in any medium (including social media) which disparage or defame the goodwill, character, competence, or reputation of the Company or the Bank or their current, past and future directors, officers, employees, shareholders, principals, agents, or independent contractors. Executive understands that this non-disparagement provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Executive also understands that the foregoing non-disparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or

{Clients/1032/4927-0541-0892-v1} 14 official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require Executive to provide notice to the Company or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and Executive is not required to notify the Company or its attorneys that Executive has made any such Whistleblower Disclosures. Subject to these same limitations, the Company and the Bank agree that each entity will not cause or condone the disparagement of Executive through its officers, directors, employees or shareholders. 13. Ownership of Documents and Return of Materials at Termination of Employment. (a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his employment with the Company and the Bank shall be deemed to be property of the Company and the Bank. The Executive shall use Company Documents and information contained therein only in the course of his employment with the Company and the Bank and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company’s Business. (b) Upon termination of employment, the Executive shall deliver to the Company and the Bank, as soon as practicably possible (with or without request) all Company Documents and all other Company and Bank property in the Executive’s possession or under his custody or control. 14. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of one (1) year following the termination of the Executive’s employment with the Company and the Bank (including but not limited to by reason of retirement), other than a termination of the Executive’s employment with the Company and the Bank following a Change in Control, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer or any product or service of the type offered by the Company or the Bank or competitive with the Company’s Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or the Bank or otherwise competitive with the Company’s Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Company or the Bank to terminate, reduce, limit, or change its business or relationship with the Company or the Bank, or (iv) induce, request, or attempt to influence any employee of the Company or the Bank to terminate his employment with the Company or the Bank. 15. Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Company and the Bank, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Company and the Bank. Accordingly, during the term of

{Clients/1032/4927-0541-0892-v1} 15 this Agreement and for a period of one (1) year following the termination of his employment with the Company and the Bank (including but not limited to by reason of retirement), (“Restriction Period”) other than a termination of the Executive’s employment with the Company and the Bank following a Change in Control, the Executive shall not, directly or indirectly, except as agreed to by duly adopted resolution of the Bank Board or Company Board, as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company’s Business, in the same or similar capacity as the Executive worked for the Company and the Bank, or in such capacity as would cause the actual or threatened use of the Company’s or the Bank’s trade secrets and/or Confidential Information; provided, however, that this Section 15 shall not restrict the Executive from acquiring, as a passive investment, less than two percent (2%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Company’s and the Bank’s employ, and the level and depth of trade secrets and Confidential Information entrusted to him, any immediately subsequent employment with a competitor to the Company’s Business would result in the inevitable use or disclosure of the Company’s and the Bank’s trade secrets and Confidential Information and, therefore, the duration of this one year restriction is reasonable and necessary to protect against such inevitable disclosure. The restrictions on the activities of the Executive contained in this Section 15 shall be limited to the following geographical areas: all counties in which Company or the Bank or any other affiliate of the Company maintains an office or branch or has filed an application for regulatory approval to establish an office or branch as of Termination Date, except as agreed otherwise by the Bank Board. 16. Remedies. The Executive agrees that the Company and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 11, 12, 13, 14 and 15 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company and the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company’s Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company or the Bank. The existence of any claim or cause of action that the Executive has against the Company or the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or the Bank of the Restrictive Covenants. 17. Periods of Noncompliance and Reasonableness of Periods. The Company, the Bank and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 14 and 15 are reasonable in view of the nature of the Company’s Business and the Executive’s

{Clients/1032/4927-0541-0892-v1} 16 advantageous knowledge of and familiarity with the Company’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 14 and 15 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement. 18. Release. For and in consideration of the foregoing covenants and promises made by the Company and the Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of amounts under Section 5 of this Agreement, Executive will be required to execute a general release of all then existing claims against the Company, the Bank, their affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of the Executive’s employment with the Company and the Bank in the form substantially provided in Exhibit I to this Agreement (the “Release”), and the Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless the Executive satisfies this release requirement. The Bank shall provide the Release to the Executive on the Termination Date or within five (5) days thereafter. THE EXECUTIVE’S RIGHT TO BENEFITS UNDER SECTION 5 OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE. 19. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment with the Company and the Bank for any reason, to the extent reasonably requested by the Company or the Bank and subject to the Executive’s professional commitments, the Executive shall cooperate with the Company and the Bank in connection with matters arising out of the Executive’s service to the Company and the Bank, such cooperation to include without limitation the providing of truthful testimony in any hearing or trial as requested by the Company or the Bank or any other affiliate of the Company; provided, however, that the Company and the Bank shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive due to such cooperation. 20. Publicity. During the Term, the Executive hereby consents to any and all reasonable and customary uses and displays, by the Company, the Bank and their agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of the

{Clients/1032/4927-0541-0892-v1} 17 Executive’s employment with the Company and the Bank, for all legitimate commercial and business purposes of the Company and the Bank, without royalty, payment or other compensation to Executive. 21. Reimbursement of Certain Costs. (a) If the Company or the Bank brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action. (b) If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank. 22. No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company or the Bank or their agents, other than statements contained in this Agreement. 23. Required Provisions. In the event any of the provisions of this Section 23 are in conflict with the other terms of this Agreement, this Section 23 shall prevail. (a) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Company and the Bank under this contract shall terminate as of the date of default, but this paragraph shall not af fect any vested rights of the contracting parties. (b) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments. 24. Section 409A. To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 24 shall govern in all cases over any contrary or conflicting provision in this Agreement. (a) It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Company and the Bank do not, however, assume any economic burdens associated with Section 409A. Although the Company and the Bank intend to administer this Agreement to prevent taxation under Section 409A, they do not represent or warrant that this Agreement complies with

{Clients/1032/4927-0541-0892-v1} 18 any provision of federal, state, local, or non-United States law. The Company, the Bank, other affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Company, the Bank nor any other affiliate of the Company has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A. (b) The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below. (c) To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year. (d) To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death. (e) To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense;

{Clients/1032/4927-0541-0892-v1} 19 (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs. 25. Miscellaneous Provisions. (a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to affect any of the transactions contemplated by this Agreement. (b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Company or the Bank, as applicable, shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Bank, as applicable, to expressly assume, in writing, all of the Company’s or the Bank’s, as applicable, obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Company or the Bank, as applicable, and (ii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive. (c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Company and the Bank and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Company, a duly authorized officer of the Bank and the Executive. (d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement. (e) Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable

{Clients/1032/4927-0541-0892-v1} 20 provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein. (f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice): If to the Executive: At the address maintained in the personnel records of the Bank. If to the Company: 111 Wood Avenue South Iselin, New Jersey 08830 Attention: General Counsel To the Bank: 111 Wood Avenue South Iselin, New Jersey 08830 Attention: General Counsel (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. (i) (h) Governing Law. This Agreement shall be governed by the laws of the State of Delaware but only to the extent not superseded by federal law. (i) Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than a dispute or controversy arising from the breach of a Restrictive Covenant or matters that cannot require mandatory arbitration, shall be settled exclusively by arbit ration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five miles of the Company’s administrative headquarters, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until his Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement. (i) Payment of Legal Fees. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or

{Clients/1032/4927-0541-0892-v1} 21 reimbursed by the Company or the Bank, provided that the dispute or interpretation has been settled by Executive and the Company and/or the Bank or resolved in Executive’s favor. Such payment or reimbursement shall be made no later than the last day of the calendar year following the calendar year in which Executive incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Executive’s right to reimbursement; provided, however, that Executive shall have submitted to the Company or the Bank documentation supporting such expenses at such time and in such manner as the Company or the Bank may reasonably require. 26. Entire Agreement. This Agreement constitutes the entire and sole agreement between the Company and the Bank and the Executive with respect to the Executive’s employment with the Company and the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties, including but not limited to the Change in Control Agreement by and between the Executive and the Company dated March 11, 2020, have been terminated and are of no further force or effect. 27. Review and Consultation. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS HE HAS DEEMED APPROPRIATE IN CONNECTION WITH HIS EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THE BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR THE BANK OR THEIR COUNSEL. [signature page follows]

{Clients/1032/4927-0541-0892-v1} 22 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date. ATTEST: PROVIDENT FINANCIAL SERVICES, INC. By: Corporate Secretary Name: Christopher Martin Title: Executive Chairman WITNESS: EXECUTIVE By: Anthony J. Labozzetta

{Clients/1032/4927-0541-0892-v1} EXHIBIT I - RELEASE Pursuant to Section 18 of the amended and restated Employment Agreement by and between Provident Financial Services, Inc., a Delaware corporation (the “Company”) and Anthony J. Labozzetta (“Executive”) dated as of June 26, 2025 (herein after, the “Employment Agreement”), Executive is entitled upon an involuntary termination of employment other than for “Cause” (as defined in the Employment Agreement) or a termination for “Good Reason” (as defined in the Employment Agreement) to $______________, payable in substantially equal installments over twenty-four (24) months, less applicable federal, state and employment tax withholdings which represents the cash severance and COBRA reimbursements determined pursuant to Sections 5(b) and 5(c) of the Employment Agreement (the “Severance Benefits”). As a condition to receiving the Severance Benefits, Executive has agreed to execute this release (the “Release Agreement”) in accordance with the terms and conditions below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Employment Agreement. I therefore agree to the following terms: 1. Release of Claims. I voluntarily release and forever discharge Provident Financial Services, Inc., Provident Bank, their respective affiliates, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: • relating to my employment by the Employers and the termination of my employment; • of wrongful discharge; • of breach of contract; • of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964; • under any other federal, state, or local law, rule, statute, regulation; • of defamation or other torts;

{Clients/1032/4927-0541-0892-v1} • of violation of public policy; • for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; provided, however, that this Release Agreement shall not affect my rights under the Employment Agreement or any other vested benefit; and • for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this Release Agreement shall not affect any Claim that by express terms of law may not be waived. 2. Protected Disclosures and Other Matters. Nothing contained in this Release limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Employers, nor does anything contained in this Release Agreement apply to truthful testimony in litigation. If I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action). Further, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 3. Continuing Obligations. I reaffirm my continuing obligations under the Employment Agreement, including without limitation the Restrictive Covenant obligations pursuant to Sections 11, 12, 13, 14 and 15 of the Employment Agreement. 4. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee. 5. Right to Consider and Revoke Release Agreement. I acknowledge that I have been given the opportunity to consider this Release Agreement for a period of up to 45 days from the date when it is tendered to me. In the event that I executed this Release Agreement within less than 45 days, I acknowledge that such decision was entirely

{Clients/1032/4927-0541-0892-v1} voluntary and that I had the opportunity to consider this Release Agreement until the end of the 45-day period. To accept this Release Agreement, I shall deliver a signed Release Agreement (either as an original or as a PDF copy attached to an email) to the General Counsel of Provident Financial Services, Inc., 111 Wood Avenue South, Iselin, New Jersey 08830, within such 45-day period. For a period of seven business days from the date when I execute this Release Agreement (the “Revocation Period”), I shall retain the right to revoke this Release Agreement by written notice that is received by the General Counsel of Provident Financial Services, Inc. before the last day of the Revocation Period. This Release Agreement shall take effect only if it is executed within the 45-day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). 6. Other Terms. (a) Legal Representation; Review of Release Agreement. I acknowledge that I have been advised to discuss all aspects of this Release Agreement with my attorney, that I have carefully read and fully understand all of the provisions of this Release Agreement and that I am voluntarily entering into this Release Agreement. (b) Binding Nature of Release Agreement. This Release Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors. (c) Amendment. This Release Agreement may be amended only upon a written agreement executed by the Employers and me. (d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable. (e) Governing Law and Interpretation. This Release Agreement shall be governed by the laws of the State of Delaware but only to the extent not superseded by federal law. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employers or me.

{Clients/1032/4927-0541-0892-v1} (f) Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employers or any of their agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement. ______________________________________ _____________________________ Anthony J. Labozzetta Date